Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

AUDITED CONSOLIDATED RESULTS

For the year ended 31 December 2020

The historical consolidated financial data disclosed below reflects the historical results of operations and financial position of Montauk Holdings USA, LLC. The consolidated financial statements of Montauk Holdings USA, LLC, our predecessor for accounting purposes, became our historical financial statements following the IPO which took place on 26 January 2021.

SALIENT FEATURES

			2020	2019	Percentage change
Revenue	($’000)		100 383	105 714	(5%)
EBITDA	($’000)		25 063	30 802	(19%)
Headline profit	($’000)		3 823	7 647	(50%)
Earnings per share	(US cents	)	3.27	4.14	(21%)
Headline earnings per common share	(US cents	)	2.72	5.44	(50%)
Net asset value per common share	(US cents	)	113	110	3%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the directly comparable GAAP measures in our full announcement. The presentation of headline earnings and headline earnings per common share are non-GAAP measures.

Reconciliation of headline earnings

	2020		2019
	Gross $‘000	Net $‘000	Gross $‘000	Net $‘000
Net income attributable to common shareholders		4 603		5 820
Adjustments
Gains on disposal of plant and equipment	(1 339)	(1 058)	(40)	(32)
Impairment of plant and equipment	—	—	2 443	1 953
Impairment of intangible assets	278	278	—	—
Gain on disposal of joint venture	—	—	(94)	(94)
Headline earnings		3 823		7 647

Basic earnings per common share (US cents)
Earnings		3.27		4.14
Headline earnings		2.72		5.44

Pro forma weighted average common shares
outstanding (‘000) (1)		140 663		140 663

Diluted earnings per common share (US cents)
Earnings		3.26		4.13
Headline earnings		2.71		5.42

Pro forma weighted average common shares
outstanding for diluted earnings (‘000) (1)		141 058		141 058

(1)    On 26 January 2021 the Company closed its IPO. The pro forma adjustments give effect to per share data as if the IPO and associated transactions had occurred at the years ended 31 December 2020 and 2019 using the share amounts at the time of the IPO.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 31 March 2021, via the JSE link (https://senspdf.jse.co.za/documents/2021/jse/isse/MKR/YE20.pdf) or on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1826600/000119312521102560/0001193125-21-102560-index.htm. The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at info@montaukenergy.com free of charge to investors and/or shareholders, during office hours (09:00—17:00) from Mondays to Fridays.

31 March 2021

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*, TG Govender*###, MA Jacobson*##, BS Raynor*#

*Non-executive; #United States of America; ##Australia; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited